Exhibit 99.1

News Release

Air Products Reports Fiscal 2024 Fourth Quarter GAAP EPS of $8.81 and Adjusted EPS of $3.56
Fiscal Year 2024 (comparisons versus prior year):
•GAAP EPS# of $17.24, up 67 percent; GAAP net income of $3.9 billion, up 65 percent; and GAAP net income margin of 31.9 percent, up 1,330 basis points
•Adjusted EPS* of $12.43, up eight percent; adjusted EBITDA* of $5.0 billion, up seven percent; and adjusted EBITDA margin* of 41.7 percent, up 440 basis points
Q4 FY24 (comparisons versus prior year):
•GAAP EPS# of $8.81, up 186 percent; GAAP net income of $2.0 billion, up 181 percent; and GAAP net income margin of 61.2 percent, up 3,940 basis points
•Adjusted EPS* of $3.56, up 13 percent; adjusted EBITDA* of $1.4 billion, up 12 percent; and adjusted EBITDA margin* of 44.1 percent, up 460 basis points

Fiscal 2024 and Recent Highlights
Creating shareholder value
•Delivered fiscal fourth quarter adjusted EBITDA margin* of 44.1 percent and fiscal year 2024 adjusted EBITDA margin* of 41.7 percent
•Increased dividend to $1.77 per share, with approximately $1.6 billion of dividend payments to shareholders in 2024
Core industrial gas business
•Completed divestiture of non-core liquefied natural gas ("LNG") process technology and equipment business to Honeywell for $1.81 billion in an all-cash transaction
•Announced plans to construct two new air separation units at the Company's Conyers, Georgia, and Reidsville, North Carolina locations to serve local merchant markets
•Announced $70 million investment to expand gas separation and purification membranes at the Company's Missouri manufacturing and logistics center, driven by growing product demand in biogas and hydrogen recovery applications, as well as customer needs for the use of nitrogen for the aerospace industry and cleaner fuels for the marine industry

Clean hydrogen / energy transition
•Signed a 15-year agreement to supply 70,000 tons of green hydrogen annually starting in 2030, helping to decarbonize TotalEnergies' Northern European refineries and avoid approximately 700,000 tons of CO₂ each year
•Announced plans to build networks of permanent, commercial-scale, multi-modal hydrogen refueling stations in California, Canada and Europe
•Announced trial of a Daimler Mercedes-Benz GenH2 truck, aligned with Air Products' goal to convert its distribution fleet to hydrogen powered vehicles
Sustainability
•Awarded ‘A’ rating on MSCI’s environmental, social and governance ratings
•Listed among Barron's 100 Most Sustainable Companies for the sixth consecutive year
•Set additional sustainability goals, including committing to quadruple renewable energy used to make the Company's products by 2030 compared to a 2023 baseline; signed 10-year Power Purchase Agreements for renewable energy with Tatung Forever Energy (Taiwan) and Eneco (The Netherlands)
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Guidance
•Fiscal 2025 full-year adjusted EPS guidance* of $12.70 to $13.00; fiscal 2025 first quarter adjusted EPS guidance* of $2.75 to $2.85
•Expect fiscal year 2025 capital expenditures* in the range of $4.5 billion to $5.0 billion
Air Products completed the divestiture of its LNG business on September 30, 2024; therefore, this business will not contribute to fiscal 2025 results and, accordingly, is not reflected in fiscal 2025 guidance. Refer to page 9 below for additional information.
#Earnings per share is calculated and presented on a diluted basis from continuing operations attributable to Air Products.
*Certain results in this release, including in the highlights above, include references to non-GAAP financial measures on a consolidated, continuing operations basis and a segment basis. Additional information regarding these measures and reconciliations of GAAP to non-GAAP historical results can be found below. In addition, as discussed below, it is not possible, without unreasonable efforts, to identify the timing or occurrence of future events, transactions, and/or investment activity that could have a significant effect on the Company's future GAAP EPS or cash flow used for investing activities if any of these events were to occur.

Fiscal 2024 Full-Year Consolidated Results
LEHIGH VALLEY, Pa. (November 7, 2024) - Air Products (NYSE:APD) today reported full-year fiscal 2024 results, including GAAP EPS from continuing operations of $17.24, up 67 percent from the prior year. GAAP net income of $3.9 billion was up 65 percent and GAAP net income margin of 31.9 percent increased 1,330 basis points, in each case primarily due to a $1.2 billion after-tax gain recognized upon the sale of the Company's former LNG business at the end of the fourth quarter.
Air Products' full-year GAAP results for the current and prior year include items that are adjusted in the non-GAAP measures discussed below. Fiscal 2024 items include a gain of $5.38 per share resulting from the sale of the LNG business, partially offset by a charge to operating income of $0.20 per share for business and asset actions as well as non-operating costs of $0.34 per share and $0.02 per share for non-service pension costs and a loss on de-designated cash flow hedges, respectively. Items for the prior year included a charge to operating income of $0.92 per share for business and asset actions as well as non-operating non-service pension costs of $0.29 per share.
For the year, on a non-GAAP basis, adjusted EPS from continuing operations of $12.43 increased eight percent over the prior year. Adjusted EBITDA of $5.0 billion was up seven percent primarily due to positive pricing, net of variable costs, favorable business mix, and improved productivity, partially offset by inflation and higher planned maintenance. Adjusted EBITDA margin of 41.7 percent increased 440 basis points, with lower energy cost pass-through contributing approximately 200 basis points.
Full-year sales of $12.1 billion decreased four percent compared to the prior year due to five percent lower energy cost pass-through, which was partially offset by one percent higher pricing.
Fiscal 2024 Fourth Quarter Consolidated Results
Air Products also reported fourth quarter fiscal 2024 results, including GAAP EPS from continuing operations of $8.81, up 186 percent from the prior year. GAAP net income of $2.0 billion was up 181 percent and GAAP net income margin of 61.2 percent increased 3,940 basis points, in each case primarily due to the $1.2 billion after-tax gain recognized upon the sale of the Company's former LNG business.
Air Products' fourth quarter GAAP results for the current and prior year include items that are adjusted in the non-GAAP measures discussed below. Fourth quarter fiscal 2024 items include a gain of $5.38 per share resulting from the sale of the LNG business, partially offset by non-operating costs of $0.09 per share and $0.03 per share for non-service pension costs and a loss on de-designated cash flow hedges, respectively. Items for the prior year quarter included a non-operating cost of $0.08 per share for non-service pension costs.
For the quarter, on a non-GAAP basis, adjusted EPS from continuing operations of $3.56 increased 13 percent over the prior year. Adjusted EBITDA of $1.4 billion was up 12 percent over the prior year, primarily driven by higher volumes and positive pricing. Adjusted EBITDA margin of 44.1 percent increased 460 basis points over the prior year, with lower energy cost pass-through contributing approximately 100 basis points.
Fourth quarter sales of $3.2 billion were flat versus prior year as one percent each higher volumes and pricing were offset by two percent lower energy cost pass-through.

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Commenting on the results, Air Products' Chairman, President and Chief Executive Officer Seifi Ghasemi said, "For our fiscal fourth quarter, the team at Air Products delivered adjusted EPS up 13 percent over last year and industry-leading adjusted EBITDA margin of more than 44 percent. We also completed the strategic divestiture of the LNG business at the end of September, demonstrating our commitment to our core industrial gas business while providing clean hydrogen at scale to serve significant demand in the heavy transportation and industrial sectors. The 15-year supply agreement we signed with TotalEnergies to provide 70,000 tons of green hydrogen annually starting in 2030 is a great example of our ability to sign offtake agreements that are aligned to our traditional on-site business model. Air Products also continues to generate strong and steady cash flow that supports disciplined capital allocation and our long history of returning cash to shareholders. This year, we expect to pay out approximately $1.6 billion in dividends to our shareholders."
Fiscal 2024 Fourth Quarter Results by Business Segment
•Americas sales of $1.3 billion were down three percent versus the prior year, as five percent lower energy cost pass-through and one percent unfavorable currency were partially offset by three percent higher pricing. Volume was flat as higher on-site was offset by lower merchant demand. Operating income of $448 million increased 13 percent and adjusted EBITDA of $668 million increased 11 percent, in each case primarily due to higher pricing and favorable mix driven by a one-time asset sale associated with an early contract termination at the request of a customer and higher hydrogen demand. Operating margin of 34.2 percent increased 480 basis points and adjusted EBITDA margin of 51.1 percent increased 660 basis points, including positive impacts from lower energy cost pass-through of approximately 150 and 200 basis points, respectively.
•Asia sales of $861 million increased seven percent from the prior year on seven percent higher volumes and one percent higher energy cost pass-through, partially offset by one percent lower pricing. Operating income of $244 million increased 24 percent and adjusted EBITDA of $383 million increased 21 percent, in each case primarily due to higher volumes and lower costs. Operating margin of 28.4 percent increased 380 basis points and adjusted EBITDA margin of 44.5 percent increased 490 basis points.
•Europe sales of $731 million increased three percent from the prior year as two percent higher pricing and two percent favorable currency were partially offset by one percent lower energy cost pass-through. Volume was flat as new on-site assets were offset by lower merchant demand. Operating income of $207 million increased 23 percent and adjusted EBITDA of $292 million increased 17 percent, in each case primarily due to higher pricing. Operating margin of 28.3 percent increased 470 basis points and adjusted EBITDA margin of 40.0 percent increased 490 basis points.
•Middle East and India equity affiliates' income of $92 million was flat with the prior year.
•Corporate and other sales of $257 million decreased 11 percent compared to the prior year, primarily due to lower equipment sales and higher cost estimates related to sale of equipment activities.
Outlook
Air Products expects full-year fiscal 2025 adjusted EPS guidance* of $12.70 to $13.00. For the fiscal 2025 first quarter, Air Products' adjusted EPS guidance* is $2.75 to $2.85.
Air Products expects capital expenditures* in the range of $4.5 billion to $5.0 billion for full-year fiscal 2025.
Air Products completed the divestiture of its LNG business on September 30, 2024; therefore, this business will not contribute to fiscal 2025 results and, accordingly, is not reflected in fiscal 2025 guidance. Refer to page 9 below for additional information.

*Management is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS or capital expenditures to a comparable GAAP range. Air Products provides adjusted EPS guidance on a continuing operations basis, excluding the impact of certain items that management believes are not representative of the Company's underlying business performance, such as the incurrence of costs for cost reduction actions and impairment charges, or the recognition of gains or losses on certain disclosed items. It is not possible, without unreasonable efforts, to predict the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS. Similarly, it is not possible, without unreasonable efforts, to reconcile forecasted capital expenditures to future cash used for investing activities because management is not able to identify the timing or occurrence of future investment activity, which is driven by management's assessment of competing opportunities at the time the Company enters into transactions. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on the Company's future GAAP results.

Earnings Teleconference
Access the fiscal 2024 fourth quarter earnings teleconference scheduled for 8:30 a.m. Eastern Time on November 7, 2024 by calling 773-305-6853 and entering passcode 9129758 or by accessing the Event Details page on Air Products’ Investor Relations website.

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About Air Products
Air Products (NYSE:APD) is a world-leading industrial gases company in operation for over 80 years focused on serving energy, environmental, and emerging markets and generating a cleaner future. The Company supplies essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, medical and food. As the leading global supplier of hydrogen, Air Products also develops, engineers, builds, owns and operates some of the world's largest clean hydrogen projects, supporting the transition to low- and zero-carbon energy in the industrial and heavy-duty transportation sectors. The Company also provides turbomachinery, membrane systems and cryogenic containers globally.

Air Products had fiscal 2024 sales of $12.1 billion from operations in approximately 50 countries and has a current market capitalization of over $65 billion. Approximately 23,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and reimagine what's possible to address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com or follow us on LinkedIn, X, Facebook or Instagram.
Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings and capital expenditure guidance, business outlook and investment opportunities. Forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation: changes in global or regional economic conditions, inflation, and supply and demand dynamics in the market segments we serve, including demand for technologies and projects to limit the impact of global climate change; changes in the financial markets that may affect the availability and terms on which we may obtain financing; the ability to execute agreements with customers and implement price increases to offset cost increases; disruptions to our supply chain and related distribution delays and cost increases; risks associated with having extensive international operations, including political risks, risks associated with unanticipated government actions and risks of investing in developing markets; project delays, scope changes, cost escalations, contract terminations, customer cancellations, or postponement of projects and sales; our ability to safely develop, operate, and manage costs of large-scale and technically complex projects; the future financial and operating performance of major customers, joint ventures, and equity affiliates; our ability to develop, implement, and operate new technologies and to market products produced utilizing new technologies; our ability to execute the projects in our backlog and refresh our pipeline of new projects; tariffs, economic sanctions and regulatory activities in jurisdictions in which we and our affiliates and joint ventures operate; the impact of environmental, tax, safety, or other legislation, as well as regulations and other public policy initiatives affecting our business and the business of our affiliates and related compliance requirements, including legislation, regulations, or policies intended to address global climate change; changes in tax rates and other changes in tax law; safety incidents relating to our operations; the timing, impact, and other uncertainties relating to acquisitions, divestitures, and joint venture activities, as well as our ability to integrate acquisitions and separate divested businesses, respectively; risks relating to cybersecurity incidents, including risks from the interruption, failure or compromise of our information systems or those of our business partners or service providers; catastrophic events, such as natural disasters and extreme weather events, pandemics and other public health crises, acts of war, including Russia’s invasion of Ukraine and new and ongoing conflicts in the Middle East, or terrorism; the impact on our business and customers of price fluctuations in oil and natural gas and disruptions in markets and the economy due to oil and natural gas price volatility; costs and outcomes of legal or regulatory proceedings and investigations; asset impairments due to economic conditions or specific events; significant fluctuations in inflation, interest rates, and foreign currency exchange rates from those currently anticipated; damage to facilities, pipelines or delivery systems, including those we are constructing or that we own or operate for third parties; availability and cost of electric power, natural gas, and other raw materials; the success of productivity and operational improvement programs; and other risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and subsequent filings we have made with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on our forward-looking statements. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in assumptions, beliefs, or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.
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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Eric Guter, tel: (610) 481-1872; email: guterej@airproducts.com
Mun Shieh, tel: (610) 481-2951; email: shiehmh@airproducts.com

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
(Millions of U.S. Dollars, except for share and per share data)	2024	2023	2024	2023
Sales	$3,187.5	$3,191.3	$12,100.6	$12,600.0
Cost of sales	2,104.4	2,207.2	8,168.7	8,833.0
Selling and administrative expense	228.0	232.7	942.4	957.0
Research and development expense	22.1	24.7	100.2	105.6
Gain on sale of business	1,575.6	—	1,575.6	—
Business and asset actions	—	—	57.0	244.6
Other income (expense), net	15.8	11.9	58.2	34.8
Operating Income	2,424.4	738.6	4,466.1	2,494.6
Equity affiliates' income	177.1	163.4	647.7	604.3
Interest expense	49.7	48.0	218.8	177.5
Other non-operating income (expense), net	(48.5)	(12.8)	(73.8)	(39.0)
Income From Continuing Operations Before Taxes	2,503.3	841.2	4,821.2	2,882.4
Income tax provision	538.4	154.2	944.9	551.2
Income From Continuing Operations	1,964.9	687.0	3,876.3	2,331.2
(Loss) Income from discontinued operations, net of tax	(13.9)	7.4	(13.9)	7.4
Net Income	1,951.0	694.4	3,862.4	2,338.6
Net income attributable to noncontrolling interests of continuing operations	1.1	1.8	34.2	38.4
Net Income Attributable to Air Products	$1,949.9	$692.6	$3,828.2	$2,300.2

Net Income Attributable to Air Products
Net income from continuing operations	$1,963.8	$685.2	$3,842.1	$2,292.8
Net (loss) income from discontinued operations	(13.9)	7.4	(13.9)	7.4
Net Income Attributable to Air Products	$1,949.9	$692.6	$3,828.2	$2,300.2

Per Share Data (A) (U.S. Dollars per share)
Basic EPS from continuing operations	$8.82	$3.08	$17.27	$10.31
Basic EPS from discontinued operations	(0.06)	0.03	(0.06)	0.03
Basic EPS attributable to Air Products	$8.76	$3.11	$17.21	$10.35

Diluted EPS from continuing operations	$8.81	$3.08	$17.24	$10.30
Diluted EPS from discontinued operations	(0.06)	0.03	(0.06)	0.03
Diluted EPS attributable to Air Products	$8.75	$3.11	$17.18	$10.33

Weighted Average Common Shares (in millions)
Basic	222.6	222.4	222.5	222.3
Diluted	222.8	222.8	222.8	222.7
(A) Earnings per share ("EPS") is calculated independently for each component and may not sum to total EPS due to rounding.

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	30 September	30 September
(Millions of U.S. Dollars)	2024	2023
Assets
Current Assets
Cash and cash items	$2,979.7	$1,617.0
Short-term investments	5.0	332.2
Trade receivables, net	1,821.6	1,700.4
Inventories	766.0	651.8
Prepaid expenses	179.9	177.0
Other receivables and current assets	610.8	722.1
Total Current Assets	$6,363.0	$5,200.5
Investment in net assets of and advances to equity affiliates	4,792.5	4,617.8
Plant and equipment, at cost	39,950.9	32,746.3
Less: accumulated depreciation	16,580.0	15,274.2
Plant and equipment, net	$23,370.9	$17,472.1
Goodwill, net	905.1	861.7
Intangible assets, net	311.6	334.6
Operating lease right-of-use assets, net	1,047.7	974.0
Noncurrent lease receivables	392.1	494.7
Financing receivables	1,220.2	817.2
Other noncurrent assets	1,171.5	1,229.9
Total Noncurrent Assets	$33,211.6	$26,802.0
Total Assets	$39,574.6	$32,002.5
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$2,926.2	$2,890.1
Accrued income taxes	558.5	131.2
Short-term borrowings	83.5	259.5
Current portion of long-term debt	611.4	615.0
Total Current Liabilities	$4,179.6	$3,895.8
Long-term debt	13,428.6	9,280.6
Long-term debt – related party	104.4	150.7
Noncurrent operating lease liabilities	677.9	631.1
Other noncurrent liabilities	1,350.5	1,118.0
Deferred income taxes	1,159.9	1,266.0
Total Noncurrent Liabilities	$16,721.3	$12,446.4
Total Liabilities	$20,900.9	$16,342.2
Air Products Shareholders’ Equity	17,036.5	14,312.9
Noncontrolling Interests	1,637.2	1,347.4
Total Equity	$18,673.7	$15,660.3
Total Liabilities and Equity	$39,574.6	$32,002.5

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended
	30 September
(Millions of U.S. Dollars)	2024	2023
Operating Activities
Net income	$3,862.4	$2,338.6
Less: Net income attributable to noncontrolling interests of continuing operations	34.2	38.4
Net income attributable to Air Products	$3,828.2	$2,300.2
Net loss (income) from discontinued operations	13.9	(7.4)
Net income from continuing operations attributable to Air Products	3,842.1	2,292.8
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	1,451.1	1,358.3
Deferred income taxes	(69.3)	(24.7)
Gain on sale of business	(1,575.6)	—
Business and asset actions	57.0	244.6
Undistributed earnings of equity method investments	(206.0)	(261.2)
Gain on sale of assets and investments	(31.4)	(15.8)
Share-based compensation	61.8	59.9
Noncurrent lease receivables	116.2	79.6
Other adjustments	183.8	(103.0)
Working capital changes that provided (used) cash, excluding effects of acquisitions:
Trade receivables	(111.0)	130.7
Inventories	(137.8)	(129.4)
Other receivables	34.4	(93.8)
Payables and accrued liabilities	(338.7)	(213.3)
Other working capital	370.1	(119.0)
Cash Provided by Operating Activities	$3,646.7	$3,205.7
Investing Activities
Additions to plant and equipment, including long-term deposits	(6,796.7)	(4,626.4)
Investment in and advances to unconsolidated affiliates	—	(912.0)
Investment in financing receivables	(403.0)	(665.1)
Proceeds from sale of assets and investments	1,878.8	25.4
Purchases of investments	(141.4)	(640.1)
Proceeds from investments	470.7	897.0
Other investing activities	72.4	4.8
Cash Used for Investing Activities	($4,919.2)	($5,916.4)
Financing Activities
Long-term debt proceeds	4,678.3	3,516.2
Payments on long-term debt	(486.2)	(615.4)
(Decrease) Increase in commercial paper and short-term borrowings	(289.9)	268.2
Dividends paid to shareholders	(1,564.9)	(1,496.6)
Proceeds from stock option exercises	7.9	24.0
Investments by noncontrolling interests	428.5	234.9
Distributions to noncontrolling interests	(25.8)	(115.9)
Other financing activities	(132.5)	(205.8)
Cash Provided by Financing Activities	$2,615.4	$1,609.6
Discontinued Operations
Cash provided by operating activities	—	0.6
Cash provided by investing activities	—	—
Cash provided by financing activities	—	—
Cash Provided by Discontinued Operations	—	0.6
Effect of Exchange Rate Changes on Cash	19.8	6.5
Increase (Decrease) in cash and cash items	1,362.7	(1,094.0)
Cash and cash items – Beginning of year	1,617.0	2,711.0
Cash and Cash Items – End of Period	$2,979.7	$1,617.0
Supplemental Cash Flow Information
Cash paid for taxes, net of refunds	$615.9	$645.8

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Air Products and Chemicals, Inc. and Subsidiaries
BUSINESS SEGMENT INFORMATION
(Unaudited)

(Millions of U.S. Dollars)	Americas	Asia	Europe	Middle East and India	Corporate and other	Total
Three Months Ended 30 September 2024
Sales	$1,307.5	$861.2	$730.9	$30.5	$257.4	$3,187.5
Operating income (loss)	447.7	244.3	206.7	(2.2)	(47.7)	848.8	(A)
Depreciation and amortization	179.9	127.3	55.9	6.5	11.2	380.8
Equity affiliates' income	40.0	11.7	29.4	91.5	4.5	177.1
Three Months Ended 30 September 2023
Sales	$1,351.3	$801.5	$711.7	$36.6	$290.2	$3,191.3
Operating income (loss)	397.7	196.8	168.3	3.1	(27.3)	738.6	(A)
Depreciation and amortization	168.5	113.3	55.0	7.3	13.2	357.3
Equity affiliates' income	34.8	7.5	26.5	91.3	3.3	163.4

Twelve Months Ended 30 September 2024
Sales	$5,040.1	$3,224.3	$2,823.4	$134.4	$878.4	$12,100.6
Operating income (loss)	1,565.1	859.2	810.0	5.9	(292.7)	2,947.5	(A)
Depreciation and amortization	699.3	471.0	207.1	26.6	47.1	1,451.1
Equity affiliates' income	158.8	32.9	88.1	347.5	20.4	647.7
Twelve Months Ended 30 September 2023
Sales	$5,369.3	$3,216.1	$2,963.1	$162.5	$889.0	$12,600.0
Operating income (loss)	1,439.7	906.5	663.4	16.9	(287.3)	2,739.2	(A)
Depreciation and amortization	649.3	433.5	196.2	27.5	51.8	1,358.3
Equity affiliates' income	109.2	29.7	102.5	349.8	13.1	604.3

Total Assets
30 September 2024	$12,383.8	$7,436.5	$5,849.2	$8,477.4	$5,427.7	$39,574.6
30 September 2023	9,927.5	7,009.6	4,649.8	5,708.4	4,707.2	32,002.5
(A)Refer to the "Reconciliation to Consolidated Results" section below.
Reconciliation to Consolidated Results
The table below reconciles total operating income disclosed in the table above to consolidated operating income as reflected on our consolidated income statements:

	Three Months Ended		Twelve Months Ended
	30 September		30 September
Operating Income	2024	2023	2024	2023
Total	$848.8	$738.6	$2,947.5	$2,739.2
Gain on sale of business	1,575.6	—	1,575.6	—
Business and asset actions	—	—	(57.0)	(244.6)
Consolidated Operating Income	$2,424.4	$738.6	$4,466.1	$2,494.6

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Air Products and Chemicals, Inc. and Subsidiaries
NOTE TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Amounts discussed below are in millions of U.S. Dollars unless otherwise indicated, except for per share data.
1. LNG Business Divestiture
On 30 September 2024, we completed the sale of our liquefied natural gas (“LNG”) process technology and equipment business to Honeywell International Inc. for approximately $1.8 billion in an all-cash transaction. This divestiture reflects our commitment to our industrial gases and clean hydrogen growth strategy. As a result of the transaction, we recorded a gain of $1,575.6 during the fourth quarter of fiscal year 2024 that is reflected within "Gain on sale of business" on our consolidated income statements ($1,198.4 after tax, or $5.38 per share).
The LNG business generated operating income for our Corporate and other segment of approximately $25, $35, $35, $40, and $135 for the first through fourth quarters and full year fiscal 2024, respectively, and approximately $50 and $120 for the fourth quarter and full year fiscal 2023, respectively.

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RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Millions of U.S. Dollars unless otherwise indicated, except for per share data)
We present certain financial measures, other than in accordance with U.S. generally accepted accounting principles ("GAAP"), on an "adjusted" or "non-GAAP" basis. On a consolidated basis, these measures include adjusted diluted earnings per share ("EPS"), adjusted EBITDA, adjusted EBITDA margin, and capital expenditures. On a segment basis, these measures include adjusted EBITDA and adjusted EBITDA margin. In addition to these measures, we also present certain supplemental non-GAAP financial measures to help the reader understand the impact that certain disclosed items, or "non-GAAP adjustments," have on the calculation of our adjusted diluted EPS. For each non-GAAP financial measure, we present a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP.
In many cases, non-GAAP financial measures are determined by adjusting the most directly comparable GAAP measure to exclude non-GAAP adjustments that we believe are not representative of our underlying business performance. For example, we exclude the impact of the non-service components of net periodic benefit/cost for our defined benefit pension plans. Non-service related components are recurring, non-operating items that include interest cost, expected returns on plan assets, prior service cost amortization, actuarial loss amortization, as well as special termination benefits, curtailments, and settlements. The net impact of non-service related components is reflected within “Other non-operating income (expense), net” on our consolidated income statements. Adjusting for the impact of non-service pension components provides management and users of our financial statements with a more accurate representation of our underlying business performance because these components are driven by factors that are unrelated to our operations, such as volatility in equity and debt markets. Further, non-service related components are not indicative of our defined benefit plans’ future contribution needs due to the funded status of the plans. We may also exclude certain expenses associated with cost reduction actions and impairment charges as well as gains on disclosed transactions, such as the sale of the LNG business. The reader should be aware that we may recognize similar losses or gains in the future.
When applicable, the tax impact of our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax impact of our non-GAAP adjustments. These tax impacts are primarily driven by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.
We provide these non-GAAP financial measures to allow investors, potential investors, securities analysts, and others to evaluate the performance of our business in the same manner as our management. We believe these measures, when viewed together with financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results. However, we caution readers not to consider these measures in isolation or as a substitute for the most directly comparable measures calculated in accordance with GAAP. Readers should also consider the limitations associated with these non-GAAP financial measures, including the potential lack of comparability of these measures from one company to another.
NON-GAAP ADJUSTMENTS
In addition to the recurring impact of non-service related components of our defined benefit pension plan, our fourth quarter and full year results are adjusted for the items described below.
Gain on Sale of Business
On 30 September 2024, we completed the sale of our LNG business to Honeywell International Inc. As a result of the transaction, we recorded a gain of $1,575.6 during the fourth quarter of fiscal year 2024 that is reflected within "Gain on sale of business" on our consolidated income statements ($1,198.4 after tax, or $5.38 per share). This gain was not recorded in segment results. Refer to page 9 for additional information.
Business and Asset Actions
In fiscal years 2024 and 2023, we recorded charges of $57.0 ($43.8 after tax, or $0.20 per share) and $244.6 ($204.9 attributable to Air Products after tax, or $0.92 per share), respectively, for strategic business and asset actions intended to optimize costs and focus resources on our growth projects. These charges were not recorded in segment results.
The fiscal year 2024 charge reflects an expense of $57.0 recorded during the second quarter for severance and other postemployment benefits payable to employees identified under a global cost reduction plan. We originated this plan during the third quarter of fiscal year 2023, which resulted in an initial charge of $27.0. Fiscal year 2023 also includes noncash charges totaling $217.6, of which $5.0 is attributable to a noncontrolling partner, to write off assets associated with exited projects that were previously under construction in our Asia and Europe segments. The assets written off included those related to our withdrawal from coal gasification in Indonesia as well as a project in Ukraine that was permanently suspended due to Russia's invasion of the country.

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De-designation of Cash Flow Hedges
During the third quarter of fiscal year 2024, we discontinued cash flow hedge accounting for certain interest rate swaps designed to hedge long-term variable rate debt facilities during the construction period of the NEOM Green Hydrogen Project, of which Air Products is a joint venture partner with a one-third interest. We expect these swaps to remain de-designated until outstanding borrowings from the available financing are commensurate with the notional value of the instruments, at which time these instruments may re-qualify for cash flow hedge accounting. As a result of the de-designation, unrealized gains and losses are recorded to "Other non-operating income (expense), net" on our consolidated income statements. During the fourth quarter and full year fiscal 2024, unrealized losses were $27.5 ($7.3 attributable to Air Products after tax, or $0.03 per share) and $16.3 ($4.3 attributable to Air Products after tax, or $0.02 per share), respectively. Of these losses, amounts attributable to our noncontrolling partners were $17.9 and $10.6, respectively.
We expect to recognize changes to the fair value of the impacted instruments through earnings in future periods until they re-qualify for cash flow hedge accounting. It is not possible to predict the significance of adjustments in future periods given potential interest rate volatility.
Discontinued Operations
During the fourth quarter of fiscal year 2024, we recorded a pre-tax loss from discontinued operations of $19.4 ($13.9 after tax, or $0.06 per share) to increase our existing liability for retained environmental remediation obligations associated with the sale of our former Amines business in September 2006. In fiscal year 2023, income from discontinued operations, net of tax, of $7.4 ($0.03 per share) primarily resulted from a net tax benefit recorded in the fourth quarter upon release of tax liabilities for uncertain tax positions taken with respect to the sale of our former Performance Materials Division ("PMD"), which was completed in 2017.
ADJUSTED DILUTED EPS
The table below provides a reconciliation to the most directly comparable GAAP measure for each of the major components used to calculate adjusted diluted EPS from continuing operations, which we view as a key performance metric. In periods that we have non-GAAP adjustments, we believe it is important for the reader to understand the per share impact of each such adjustment because management does not consider these impacts when evaluating underlying business performance. Per share impacts are calculated independently and may not sum to total diluted EPS and total adjusted diluted EPS due to rounding.

	Three Months Ended 30 September
Q4 2024 vs. Q4 2023	Operating Income	Equity Affiliates' Income	Other Non-Operating Income/Expense, Net	Income Tax Provision	Net Income Attributable to Air Products	Diluted EPS
Q4 2024 GAAP	$2,424.4	$177.1	($48.5)	$538.4	$1,963.8	$8.81
Q4 2023 GAAP	738.6	163.4	(12.8)	154.2	685.2	3.08
$ Change GAAP						$5.73
% Change GAAP						186%

Q4 2024 GAAP	$2,424.4	$177.1	($48.5)	$538.4	$1,963.8	$8.81
Gain on sale of business	(1,575.6)	—	—	(377.2)	(1,198.4)	(5.38)
Loss on de-designation of cash flow hedges(A)	—	—	27.5	2.3	7.3	0.03
Non-service pension cost, net	—	—	26.7	6.6	20.1	0.09
Q4 2024 Non-GAAP ("Adjusted")	$848.8	$177.1	$5.7	$170.1	$792.8	$3.56

Q4 2023 GAAP	$738.6	$163.4	($12.8)	$154.2	$685.2	$3.08
Non-service pension cost, net	—	—	22.4	5.6	16.8	0.08
Q4 2023 Non-GAAP ("Adjusted")	$738.6	$163.4	$9.6	$159.8	$702.0	$3.15
$ Change Non-GAAP ("Adjusted")						$0.41
% Change Non-GAAP ("Adjusted")						13%
(A) Includes $17.9 attributable to noncontrolling interests.

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	Twelve Months Ended 30 September
2024 vs. 2023	Operating Income	Equity Affiliates' Income	Other Non-Operating Income/Expense, Net	Income Tax Provision	Net Income Attributable to Air Products	Diluted EPS
2024 GAAP	$4,466.1	$647.7	($73.8)	$944.9	$3,842.1	$17.24
2023 GAAP	2,494.6	604.3	(39.0)	551.2	2,292.8	10.30
$ Change GAAP						$6.94
% Change GAAP						67%

2024 GAAP	$4,466.1	$647.7	($73.8)	$944.9	$3,842.1	$17.24
Gain on sale of business	(1,575.6)	—	—	(377.2)	(1,198.4)	(5.38)
Business and asset actions	57.0	—	—	13.2	43.8	0.20
Loss on de-designation of cash flow hedges (A)	—	—	16.3	1.4	4.3	0.02
Non-service pension cost, net	—	—	102.0	25.2	76.8	0.34
2024 Non-GAAP ("Adjusted")	$2,947.5	$647.7	$44.5	$607.5	$2,768.6	$12.43

2023 GAAP	$2,494.6	$604.3	($39.0)	$551.2	$2,292.8	$10.30
Business and asset actions(B)	244.6	—	—	34.7	204.9	0.92
Non-service pension cost, net	—	—	86.8	21.6	65.2	0.29
2023 Non-GAAP ("Adjusted")	$2,739.2	$604.3	$47.8	$607.5	$2,562.9	$11.51
$ Change Non-GAAP ("Adjusted")						$0.92
% Change Non-GAAP ("Adjusted")						8%
(A) Includes $10.6 attributable to noncontrolling interests. (B) Includes $5.0 attributable to noncontrolling interests.

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ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
We define adjusted EBITDA as net income less income from discontinued operations, net of tax, and excluding non-GAAP adjustments, which we do not believe to be indicative of underlying business trends, before interest expense, other non-operating income (expense), net, income tax provision, and depreciation and amortization expense. Adjusted EBITDA and adjusted EBITDA margin provide useful metrics for management to assess operating performance. Margins are calculated independently for each period by dividing each line item by consolidated sales for the respective period and may not sum to total margin due to rounding.
The tables below present consolidated sales and a reconciliation of net income on a GAAP basis to adjusted EBITDA and net income margin on a GAAP basis to adjusted EBITDA margin:

	Q1		Q2		Q3		Q4		FY Total
2024	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$2,997.4		$2,930.2		$2,985.5		$3,187.5		$12,100.6

Net income and net income margin	$621.6	20.7%	$580.9	19.8%	$708.9	23.7%	$1,951.0	61.2%	$3,862.4	31.9%
Less: Loss from discontinued operations, net of tax	—	—%	—	—%	—	—%	(13.9)	(0.4%)	(13.9)	(0.1%)
Add: Interest expense	53.5	1.8%	59.9	2.0%	55.7	1.9%	49.7	1.6%	218.8	1.8%
Less: Other non-operating income (expense), net	(14.8)	(0.5%)	(9.2)	(0.3%)	(1.3)	—%	(48.5)	(1.5%)	(73.8)	(0.6%)
Add: Income tax provision	135.4	4.5%	130.5	4.5%	140.6	4.7%	538.4	16.9%	944.9	7.8%
Add: Depreciation and amortization	349.2	11.7%	360.8	12.3%	360.3	12.1%	380.8	11.9%	1,451.1	12.0%
Less: Gain on sale of business	—	—%	—	—%	—	—%	1,575.6	49.4%	1,575.6	13.0%
Add: Business and asset actions	—	—%	57.0	1.9%	—	—%	—	—%	57.0	0.5%
Adjusted EBITDA and adjusted EBITDA margin	$1,174.5	39.2%	$1,198.3	40.9%	$1,266.8	42.4%	$1,406.7	44.1%	$5,046.3	41.7%

	Q1		Q2		Q3		Q4		FY Total
2023	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$3,174.7		$3,200.1		$3,033.9		$3,191.3		$12,600.0

Net income and net income margin	$583.8	18.4%	$449.9	14.1%	$610.5	20.1%	$694.4	21.8%	$2,338.6	18.6%
Less: Income from discontinued operations, net of tax	—	—%	—	—%	—	—%	7.4	0.2%	7.4	0.1%
Add: Interest expense	41.2	1.3%	40.9	1.3%	47.4	1.6%	48.0	1.5%	177.5	1.4%
Less: Other non-operating income (expense), net	(0.6)	—%	(13.9)	(0.4%)	(11.7)	(0.4%)	(12.8)	(0.4%)	(39.0)	(0.3%)
Add: Income tax provision	136.4	4.3%	121.0	3.8%	139.6	4.6%	154.2	4.8%	551.2	4.4%
Add: Depreciation and amortization	321.5	10.1%	339.6	10.6%	339.9	11.2%	357.3	11.2%	1,358.3	10.8%
Add: Business and asset actions	—	—%	185.6	5.8%	59.0	1.9%	—	—%	244.6	1.9%
Adjusted EBITDA and adjusted EBITDA margin	$1,083.5	34.1%	$1,150.9	36.0%	$1,208.1	39.8%	$1,259.3	39.5%	$4,701.8	37.3%

2024 vs. 2023	Q1		Q2		Q3		Q4		FY Total
Change GAAP
Net income $ change	$37.8		$131.0		$98.4		$1,256.6		$1,523.8
Net income % change	6%		29%		16%		181%		65%
Net income margin change	230 bp		570 bp		360 bp		3,940 bp		1,330 bp
Change Non-GAAP
Adjusted EBITDA $ change	$91.0		$47.4		$58.7		$147.4		$344.5
Adjusted EBITDA % change	8%		4%		5%		12%		7%
Adjusted EBITDA margin change	510 bp		490 bp		260 bp		460 bp		440 bp

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The tables below present sales and a reconciliation of operating income and operating margin to adjusted EBITDA and adjusted EBITDA margin for the Company's three largest regional segments for the three months ended 30 September 2024 and 2023:

Americas	Q4 FY24	Q4 FY23	$ Change	Change
Sales	$1,307.5	$1,351.3	($43.8)	(3%)

Operating income	$447.7	$397.7	$50.0	13%
Operating margin	34.2%	29.4%		480	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$447.7	$397.7
Add: Depreciation and amortization	179.9	168.5
Add: Equity affiliates' income	40.0	34.8
Adjusted EBITDA	$667.6	$601.0	$66.6	11%
Adjusted EBITDA margin	51.1%	44.5%		660	bp

Asia	Q4 FY24	Q4 FY23	$ Change	Change
Sales	$861.2	$801.5	$59.7	7%

Operating income	$244.3	$196.8	$47.5	24%
Operating margin	28.4%	24.6%		380	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$244.3	$196.8
Add: Depreciation and amortization	127.3	113.3
Add: Equity affiliates' income	11.7	7.5
Adjusted EBITDA	$383.3	$317.6	$65.7	21%
Adjusted EBITDA margin	44.5%	39.6%		490	bp

Europe	Q4 FY24	Q4 FY23	$ Change	Change
Sales	$730.9	$711.7	$19.2	3%

Operating income	$206.7	$168.3	$38.4	23%
Operating margin	28.3%	23.6%		470	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$206.7	$168.3
Add: Depreciation and amortization	55.9	55.0
Add: Equity affiliates' income	29.4	26.5
Adjusted EBITDA	$292.0	$249.8	$42.2	17%
Adjusted EBITDA margin	40.0%	35.1%		490	bp

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CAPITAL EXPENDITURES
Capital expenditures is a non-GAAP financial measure that we define as the sum of cash flows for additions to plant and equipment, including long-term deposits, acquisitions (less cash acquired), investment in and advances to unconsolidated affiliates, and investment in financing receivables on our consolidated statements of cash flows. Additionally, we adjust additions to plant and equipment to exclude NEOM Green Hydrogen Company (“NGHC”) expenditures funded by the joint venture's non-recourse project financing as well as our partners’ equity contributions to arrive at a measure that we believe is more representative of our investment activities. Substantially all the funding we provide to NGHC is limited for use by the venture for capital expenditures.
A reconciliation of cash used for investing activities to our reported capital expenditures is provided below:

	Twelve Months Ended
	30 September
	2024	2023
Cash used for investing activities	$4,919.2	$5,916.4
Proceeds from sale of assets and investments	1,878.8	25.4
Purchases of investments	(141.4)	(640.1)
Proceeds from investments	470.7	897.0
Other investing activities	72.4	4.8
NGHC expenditures not funded by Air Products' equity(A)	(2,047.7)	(979.1)
Capital expenditures	$5,152.0	$5,224.4
(A)Reflects the portion of "Additions to plant and equipment, including long-term deposits" that is associated with NGHC, less our approximate cash investment in the joint venture.
The components of our capital expenditures are detailed in the table below:

	Twelve Months Ended
	30 September
	2024	2023
Additions to plant and equipment, including long-term deposits	$6,796.7	$4,626.4
Investment in and advances to unconsolidated affiliates	—	912.0
Investment in financing receivables	403.0	665.1
NGHC expenditures not funded by Air Products' equity(A)	(2,047.7)	(979.1)
Capital expenditures	$5,152.0	$5,224.4
(A)Reflects the portion of "Additions to plant and equipment, including long-term deposits" that is associated with NGHC, less our approximate cash investment in the joint venture.
Outlook for Investing Activities
It is not possible, without unreasonable efforts, to reconcile our forecasted capital expenditures to future cash used for investing activities because we are unable to identify the timing or occurrence of our future investment activity, which is driven by our assessment of competing opportunities at the time we enter into transactions. These decisions, either individually or in the aggregate, could have a significant effect on our cash used for investing activities.
We expect capital expenditures for fiscal year 2025 in the range of $4.5 billion to $5.0 billion.

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OUTLOOK
The guidance provided below is on an adjusted continuing operations basis and is compared to adjusted historical diluted EPS attributable to Air Products. These adjusted measures exclude the impact of certain items that we believe are not representative of our underlying business performance, such as the non-service components of net periodic benefit/cost for our defined benefit pension plans, the incurrence of costs for business, asset, and cost reduction actions and impairment charges, or the recognition of gains or losses on certain disclosed items. The per share impact for each of our non-GAAP adjustments is calculated independently and may not sum to total adjusted diluted EPS due to rounding.
It is not possible, without unreasonable efforts, to identify the timing or occurrence of similar future events or the potential for other transactions that may impact future GAAP EPS. Furthermore, it is not possible to identify the potential significance of these events in advance; however, any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Accordingly, management is unable to fully reconcile, without unreasonable efforts, our forecasted range of adjusted EPS on a continuing operations basis to a comparable GAAP range.

	Diluted EPS
	Q1	Full Year
2024 Diluted EPS(A)	$2.73	$17.24
Gain on sale of business	—	(5.38)
Business and asset actions	—	0.20
Loss on de-designation of cash flow hedges	—	0.02
Non-service pension cost, net	0.08	0.34
2024 Adjusted Diluted EPS(A)	$2.82	$12.43
2025 Adjusted Diluted EPS Outlook	$2.75 – $2.85	$12.70 – $13.00
$ Change	(0.07) – 0.03	0.27 – 0.57
% Change	(2%) – 1%	2% – 5%
(A)We completed the divestiture of our LNG business on September 30, 2024; therefore, this business will not contribute to fiscal year 2025 results and, accordingly, is not reflected in our fiscal year 2025 guidance. Refer to page 9 above for additional information.